Exhibit 77Q2 to NSAR for fiscal year ended October 31, 2002 for:
Neuberger Berman California Intermediate Municipal Fund Inc.
File Number:  81121167
CIK Number:  0001178840

SubItem 77Q2 Compliance with Section 16(a) of the Securities
Exchange Act of 1934

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3 furnished to the registrant pursuant to Section 30 of the Investment Company Act of 1940 during its most recent fiscal year and representations provided by each of its directors, the registrant is not aware of any person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of the registrant registered pursuant Section 12 ofthe Securities Exchange Act of 1934 (Exchange Act), or any other person subject to
Section 16 of the Exchange Act with respect to the registrant, that failed to file on a timely basis, as disclosed in Forms 3, 4 and 5, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.